May 6, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Dear Sirs:

I hereby authorize James W. Boeckman, Executive Vice President, General Counsel and
Secretary of DuPont Photomasks, Inc. ("DPI"), and his successor (if any), to sign and file on my behalf SEC Forms 3, 4, 5, Representation Letters, Rule 144 Forms or any other
SEC forms (including without limitation, amendments thereto) relating to changes in beneficial ownership of securities of DPI. This authorization shall remain in effect so long as I am a Director of DPI, unless it is earlier specifically revoked by me in writing.

Sincerely,

/s/ William T. Siegle

William T. Siegle
Director